UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 10, 2006
GATX Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-2328 (Commission File) Number)	36-1124040 (IRS Employer Identification No.)
500 West Monroe Street
Chicago, Illinois 60661-3676
(Address of principal executive offices, including zip code)
(312) 621-6200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 10, 2006, the Compensation Committee of the GATX Corporation Board of Directors (the “Committee”) approved the entry by GATX Corporation (the “Company”) into the following agreements, dated as of March 10, 2006, with the Company’s executive officers: (i) Performance Share Agreement providing for the award of performance shares with a three-year performance and vesting period, and (ii) Stock-Settled Stock Appreciation Right Agreement providing for the award of stock appreciation rights with a three-year vesting period.
     The Committee also approved performance measures to be used to determine payments to the Company’s executive officers under the Company’s Cash Incentive Compensation Plan (“Cash Plan”) for 2006, and the Performance Share Agreements pursuant to the Equity Incentive Compensation Plan (“Equity Plan”) for the 2006 – 2008 performance period. For purposes of Section 162(m) of the Internal Revenue Code, the Committee approved an objective performance goal for the Cash Plan and Equity Plan of total gross income less ownership costs. Subordinate goals, approved by the Committee, will determine the amounts paid under each Plan, if the objective performance goal is achieved. The subordinate financial goal (weighted from seventy percent (70%) to one hundred percent (100%)) for the Cash Plan is net income measured against budget. The Cash Plan also contains qualitative performance measures (weighted from zero to thirty percent (30%)) based on specific individual objectives related to each officer’s position with the Company. The subordinate financial goals for the 2006 – 2008 performance period under the Company’s Equity Plan are Return on Equity and Investment Volume. Assigned weights for each goal under the Equity Plan vary from thirty percent (30%) to seventy percent (70%). After completion of the applicable performance period, the Committee will review the achievement of the financial goals and determine the amounts to be paid under each plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GATX CORPORATION

(Registrant)
/s/ Robert C. Lyons

Robert C. Lyons Vice-President, Chief Financial Officer (Duly Authorized Officer)
March 15, 2006